Exhibit 10.2(1)(a)

FIRST AMENDMENT
TO THE
A. H. BELO
SAVINGS PLAN

A. H. Belo Corporation, a Delaware corporation (the "Company"), pursuant to its authority to amend the A. H. Belo Savings Plan (the “Plan”) contained in Article 15 of the Plan,  hereby adopts this First Amendment to the A. H. Belo Savings Plan (the "Plan").

1. The first sentence of Section 7.1(a) of the Plan is deleted in its entirety and amended and replaced with the following effective with respect to distributions commenced on or after January 1, 2016:

(a) Timing of Distributions. Except as set forth in Sections 7.1(a) through (d), 7.2 and 7.3, distribution of a Participant’s vested Account balance will be made as soon as practicable after the Valuation Date coinciding with or immediately following the Participant’s termination of employment, or if earlier, the date on which the Participant becomes eligible to receive benefits under the Social Security Act on account of total and permanent disability.

2. The first sentence of Section 7.1(b) of the Plan is deleted in its entirety and amended and replaced with the following effective with respect to distributions commenced on or after January 1, 2016:

(b) Form of Distributions. Except as provided in Section 7.2(a) through (f) below, distributions made before age 70 and ½ years will be in the form of a single lump sum payment.

3.Section 7.2 of the Plan is deleted in its entirety and amended and replaced to read as follows effective with respect to distributions commenced on and after of January 1, 2016:

7.2Withdrawals.

(a)After Age 59½ While In Service.  A Participant who has not terminated employment may request a distribution from his Account if he has reached age 59½ years.  A Participant who is a director, officer or principal stockholder of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 may exercise the foregoing withdrawal right only in accordance with rules and procedures established from time to time by the Committee.  Participants may exercise their withdrawal rights under this Section 7.2(a) a maximum of one time during each quarter of the Plan Year.

(b)After Termination of Employment.  A Participant may elect to receive either (i) his entire account in a single sum payment under Section 7.1, or (ii) up to five (5) withdrawals in a calendar year followed by a lump sum distribution of the entire remaining account upon the sixth withdrawal request in a calendar year in a single sum payment pursuant to Section 7.2(c) provided such withdrawals meet the requirements for satisfying the minimum required distributions under Sections 12.4 through 12.8 hereof, when such rules are applicable. Notwithstanding the provision for withdrawals in Section 7.2(c) below, in the event a withdrawal reduces a Participant’s vested Account balance to $1,000 or less, his full account shall be automatically distributed pursuant to Section 7.1 hereof.

(c)Withdrawals Following Termination of Employment.  A Participant who has terminated employment may request a distribution from his Account without requesting a full distribution of his account for up to five (5) separate withdrawal requests in a calendar year, and the sixth withdrawal request in a calendar year will result in a lump sum distribution of all of his vested benefits remaining in his Account, provided such withdrawals must comply with the requirements of Sections 12.4 through 12.8 hereof, once the Participant attains the age of 70 and ½ years. Such withdrawal distributions shall be available to a Participant according to the procedures and limitations established by the Plan Administrator from time to time. There shall be no minimum withdrawal amount required.  Any such withdrawal shall be subject to any fees which may be charged for processing a withdrawal, if any. A Participant who is a director, officer or principal stockholder of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 may exercise the foregoing withdrawal right only in accordance with rules and procedures established from time to time by the Committee.

(d)Former Journal Broadcasting Employees.  A Participant who, on December 31, 1997, was a participant in the Journal Broadcasting 401(k) Plan may withdraw, in accordance with rules and procedures established from time to time by the Committee, all or any portion of his Rollover Account attributable to his after-tax contributions and rollover contributions that were transferred to the Plan from the Journal Broadcasting 401(k) Plan effective January 1, 1998.

(e)Qualified Reservist Distributions.  Effective January 1, 2011, a Participant may elect to receive a “qualified reservist distribution” within the meaning of Code section 72(t)(2)(G)(iii).

(f)Deemed Severance From Employment. Effective January 1, 2011, a Participant will be treated as having incurred a severance from employment with the Controlled Group for purposes of Code section 401(k)(2)(B)(i)(1) during any period that the Participant is performing service in the uniformed services described in Code section 3401(h)(2)(A).  A Participant who receives a distribution from the Plan by reason of this Section 7.2(d) will have his Deferral Contributions suspended for a period of six months beginning on the date of distribution.

4.Distribution Procedures.  Section 7.4 of the Plan is deleted in its entirety and amended and replaced to read as follows effective as of January 1, 2016:

7.4Distribution Procedures.  Distributions pursuant to Sections 7.2 and 7.3 will be made as soon as practicable following the Committee’s approval of the Participant’s written request for withdrawal and will be made in the form described in Section 7.1(b).  Distributions pursuant to Sections 7.2(a)-(d) and 7.3 will be made pro rata from each contribution source in the Participant’s Account, provided, however, that in the case of a hardship distribution under Section 7.3, the cumulative amount distributed to a Participant from his Deferral Contribution Account will not exceed the amount of his Deferral Contributions that have not been previously withdrawn (but not the income allocable to his Deferral Contributions).  No distribution under Section 7.2 or Section 7.3 will be made in an amount that is greater than the excess of the Participant’s vested interest in the Account from which the distributions are made over the aggregate amount of outstanding loans, plus accrued interest, secured by such Account.  For purposes of determining the amount available for distribution, a Participant’s Account will be valued as of the Valuation Date immediately preceding the date on which the Participant requests a distribution.

5.No other provision of the Plan is amended by this First Amendment to the Plan.

Executed at Dallas, Texas, this 10th day of December, 2015.

A. H. BELO CORPORATION

By:	/s/	Katy Murray
Name:		Katy Murray
Title:		Senior Vice President & Chief Financial Officer